State of Delaware
Secretary of State
Division of Corporations
Delivered 12:57 PM 12/04/2017
FILED 12:57 PM 12/04/2017
SR 20177363174 - File Number 5785167

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF VYNLEADS, INC.

Vynleads, Inc., a corporation organized and existing under the laws of the State of Delaware (the "**Corporation**"), certifies as follows:

1. The name of the Corporation is Vynleads, Inc. The Corporation's original Certificate of Incorporation was filed with the Delaware Secretary of State on **July 15, 2015**.

2. The Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit A was duly adopted in accordance with the provisions of Section 242 and 245 of the General Corporation Law of the State of Delaware (the "**DGCL**") and approved by the written consent of the Corporation's stockholders in accordance with the provisions of Section 228 of the DGCL.

3. The text of the Corporation's Certificate of Incorporation is hereby amended and restated in its entirety to read as set forth on Exhibit A attached hereto.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been duly executed by an authorized officer of the Corporation on December 4, **2017.**

VYNLEADS, INC.,
a Delaware corporation

By: Alex Mannine
Name: Alex Joseph Mannine
Title: Chief Executive Officer

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF VYNLEADS, INC.

ARTICLE I NAME

The name of this corporation is **Vynleads, Inc.** (the "**Corporation**").

ARTICLE II REGISTERED OFFICE AND AGENT

The address of the Corporation's registered office in the State of Delaware is 874 Walker Road, Suite C, in the City of Dover, DE 19904, Kent County. The name of its Registered Agent at such address is United Corporate Services, Inc.

ARTICLE III PURPOSE AND POWERS

The nature of the Corporation's business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "**DGCL**").

ARTICLE IV CAPITAL STOCK

4.1 Authorized Capital.

The total number of shares of all classes of stock which the Corporation shall have the authority to issue is **Fifty Five Million (55,000,000)**, consisting of **Fifty Million (50,000,000)** shares of common stock, par value $0.0001 per share ("**Common Stock**") and **Five Million (5,000,000)** shares of preferred stock, par value of $.0001 per share (**"Preferred Stock"**).

4.2 Increase or Decrease in Authorized Capital Stock.

The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote generally in the election of directors irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), voting together as a single class, without a separate

vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote by any holders of one or more series of Preferred Stock is required by the express terms of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Section 4.5 of this Article IV.

4.3 Common Stock.

(a) General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of any then outstanding Preferred Stock.

(b) Voting. Subject to the preferential or other rights of any outstanding series of Preferred Stock, the holders of the Common Stock are entitled to one (1) vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings) and shall not have cumulative voting rights.

(c) Dividends. Subject to any preferences and relative, participating, optional or other special rights of any outstanding series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the corporation) when, as and if declared thereon by the Board of Directors of the Corporation (the **"Board of Directors"**) from time to time out of any assets or funds of the corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(d) Liquidation Rights In the event of the voluntary or involuntary dissolution of the Corporation or the liquidation and winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and the full preferential amounts (including any accumulated and unpaid dividends) to which the holders of Preferred Stock are entitled, the holders of the outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation on a per share basis. Neither the merger nor consolidation of the Corporation into or with any other company, nor the merger or consolidation of any other company into or with the Corporation, nor a sale, transfer or lease of all or any part of the assets of the Corporation, shall, alone, be deemed a liquidation or winding up of the Corporation, or cause the dissolution of the Corporation, for purposes of this Section 4.1(d).

(e) Mandatory Conversion of Class A Common Stock into Common Stock. Upon the filing of this Amended and Restated Certificate of Incorporation (the "**Effective Time**"), each one (1) share of the Corporation's Class A Common Stock that is issued and outstanding or held by the Corporation as treasury stock immediately prior to the Effective Time (which shall include each fractional interest in Class A Common Stock in excess of one (1) share held by any stockholder), is and shall be deemed automatically converted into one (1) share of fully paid and nonassessable share of Common Stock, without any action on the part of the holders thereof and whether or not the certificate or certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation will not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Class A Common Stock

are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class A Common Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have occurred effective as of the Effective Time, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

(f) **Forward Stock Split.** Effective as of the Effective Time and immediately upon the mandatory conversion of all share of Class A Common Stock into Common Stock as set forth in Section 4.3(e) hereof, each one (1) share of the Corporation's Common Stock that is issued and outstanding or held by the Corporation as treasury stock immediately following the mandatory conversion of Class A Common Stock into Common Stock, is and shall be subdivided and reclassified into one thousand (1,000) fully paid, nonassessable shares of Common Stock (or, with respect to such fractional interests, such lesser number of shares as may be applicable based upon such one thousand-to-one (1,000-to-1) ratio) (the "**Common Stock Forward Stock Split**"). The authorized number of shares of Common Stock, and par value per share, of Common Stock as set forth in the Amended and Restated Certificate of Incorporation shall not be affected by the Common Stock Forward Stock Split.

4.5 Preferred Stock

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly authorized to provide for the issuance of shares of Preferred Stock in one or more series and to establish from time to time the number of shares to be included in each such series and to fix the voting powers, if any, designations, powers, preferences and relative, participating, optional and other special rights, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing, if any, of each such series and the qualifications, limitations and restrictions thereof, as shall be stated in the resolution(s) adopted by the Board providing for the issuance of such series and included in a certificate of designations filed pursuant to the DGCL.

ARTICLE V
BOARD OF DIRECTORS

5.1 General Powers.

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them

by statute or by this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

5.2 Bylaws.

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation. The affirmative vote of at least a majority of the Board of Directors then in office shall be required in order for the Board of Directors to adopt, amend, alter or repeal the Corporation's Bylaws. The Corporation's Bylaws may also be adopted, amended, altered or repealed by the stockholders of the Corporation. No Bylaw hereafter legally adopted, amended, altered or repealed shall invalidate any prior act of the directors or officers of the Corporation that would have been valid if such Bylaw had not been adopted, amended, altered or repealed.

5.3 Number of Directors; Election.

(a) The number of directors that constitutes the entire Board of Directors of the corporation shall be fixed solely by resolution of the Board of Directors exclusively in the manner designated in the Bylaws of the Corporation.

(b) Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

(c) No stockholder will be permitted to cumulate votes at any election of directors.

(d) Any newly created directorships resulting from any increase in the number of directors, created in accordance with the Bylaws of the Corporation, and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by the sole remaining director or by the stockholders at the next annual meeting thereof or at a special meeting thereof. Any director elected in accordance with the preceding sentence shall hold office until the next annual meeting of stockholders and until such director's successor shall have been elected and qualified, or until such director's earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

5.4 Removal.

Any director or the entire Board of Directors may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the issued and outstanding capital stock of the Corporation entitled to vote at an election of directors.

ARTICLE VI
MEETINGS OF STOCKHOLDERS

6.1 Meeting of Stockholders.

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

6.2 Notice.

Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

6.3 Special Meeting of Stockholders.

Unless otherwise required by law, special meetings of the stockholders of the Corporation, for any purpose or purposes, may be called only by (i) the Board of Directors, (ii) the Chairman of the Board of Directors, (iii) the Chief Executive Officer (or, in the absence of a Chief Executive Officer, the President) of the Corporation, or (iv) upon written request of the holders of records of not less than twenty five percent (25%) or more of the voting power of all outstanding shares of capital stock of the Corporation then entitled to vote.

6.4 Written Consent.

(a) Any action required or permitted by law to be taken at any annual or special meeting of such stockholders of the Corporation, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation's registered office shall be by hand or by certified or registered mail, return receipt requested.

(b) Every written consent shall bear the date of signature of each stockholder or member who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty days of the earliest dated consent delivered in the manner required by law to the Corporation, written consents signed by a sufficient number of holders or members to take action are delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation's registered office shall be by hand or by certified or registered mail, return receipt requested.

(c) Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders or members who have not consented in writing. In the event that the action which is consented to is such as would have required the filing of a certificate under the DGCL, if such action had been voted on by stockholders or by members at a meeting thereof, the certificate filed under such statute shall state, in lieu of any statement required by such statute concerning any vote of stockholders or members, that written consent and written notice have been given in accordance with Section 228 of the DGCL.

ARTICLE VII
INDEMNIFICATION

7.1 Personal Liability of Directors; Indemnification.

(a) To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, a director of this Corporation shall not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(b) This Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person, such person's testator or intestate is or was a director or officer of this Corporation or any predecessors of this Corporation or serves or served at any other enterprise as a director, officer, employee or agent at the request of this Corporation or any predecessors of this Corporation.

(c) This Corporation shall pay any expenses (including attorneys' fees) incurred by any director or officer of this Corporation or any predecessors of this Corporation, or by any person who serves or served at any other enterprise as a director, officer, employee or agent at the request of this Corporation or any predecessors of this Corporation, in defending any civil, criminal, administrative or investigation action, suit or proceeding in advance of the final disposition of such action, suit, or proceeding to the fullest extent permitted by the DGCL.

(d) Any repeal or modification of this Article VII by the stockholders of this Corporation shall not adversely affect any right or protection of a director of this Corporation existing at the time of, or increase the liability of any director of this Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

7.2 Other Rights; Continuation of Right to Indemnification.

The indemnification and advancement of expenses provided by this Article VII shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his/her official capacity and as to action in another capacity while holding office or while employed by or acting as agent for this Corporation, and shall continue as to a person who has

ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administers of such person. All rights to indemnification under this Article VII shall be deemed to be a contract between this Corporation and each director or officer of this Corporation who serves or served in such capacity at any time while this Article VII is in effect. Any repeal or modification of this Article VII or any repeal or modification of relevant provisions of the DGCL or any other applicable laws shall not in any way diminish any rights to indemnification of such director or officer or the obligations of this Corporation arising hereunder with respect to any action, suit or proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such modification or repeal. For the purposes of this Article VII, references to "this Corporation" include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation, so that any person who is or was a director or officer of such a constituent corporation or is or was serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article VII, with respect to the resulting or surviving corporation, as he/she would if he/she had served the resulting or surviving corporation in the same capacity.

7.3 Insurance.

This Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director or officer of this Corporation, or is or was serving at the request of this Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him/her and incurred by him/her or on his/her behalf in any such capacity, or arising out of his/her status as such, whether or not this Corporation would have the power to indemnify him/her against such liability under the provisions of this Article VII, provided, however, that such insurance is available on acceptable terms, which determination shall be made by a vote of a majority of the Board of Directors.

7.4 Savings Clause.

If this Article VII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then this Corporation shall nevertheless indemnify each person entitled to indemnification under the first paragraph of this Article VII as to all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes, penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this Article VII to the full extent permitted by any applicable portion of this Article VII that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE VIII
EXCLUDED OPPORTUNITY

The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An "**Excluded Opportunity**" is any matter, transaction or interest that is presented

to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of the capital stock of the Corporation or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, "**Covered Persons**"), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person's capacity as a Covered Person.

ARTICLE IX
BUSINESS COMBINATIONS

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware will be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on the Corporation's behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation's stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL, this Amended and Restated Certificate of Incorporation or the Bylaws or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article IX will be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article IX (including, without limitation, each portion of any sentence of this Article IX containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances will not in any way be affected or impaired thereby.

ARTICLE X
AMENDMENTS

The Corporation reserves the right to amend, alter, change or repeal in any respect any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by applicable laws, and all rights conferred upon stockholders in this Amended and Restated Certificate of Incorporation are granted subject to this reservation.

ARTICLE XI
BUSINESS COMBINATIONS

The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

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